Exhibit 23.6

CONSENT OF JIANMIN QU

July 10, 2008

China Mass Media International Advertising Corp.

6th Floor, Tower B, Corporate Square

35 Finance Street, Xicheng District

Beijing 100032

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of China Mass Media International Advertising Corp. (the “Company”), effective immediately upon the completion of the initial public offering of the American Depositary Shares, representing ordinary shares of the Company.

Sincerely yours,

By:	/s/ Jianmin Qu
JIANMIN QU